Exhibit 99.1

NEWS		Contact:	John Sharkey 631-231-0333

400 Oser Ave
Hauppauge, NY 11788

TSR ADOPTS STOCKHOLDER RIGHTS AGREEMENT AND BY-LAW AMENDMENT; RESIGNATION OF DIRECTOR

Hauppauge, NY (August 29, 2018)---TSR, Inc. (Nasdaq:TSRI), a provider of computer programming consulting services (the “Company”), today announced that its Board of Directors has approved the adoption of a stockholder rights agreement (the “Rights Agreement”) and declared a dividend distribution of one right (“Right”) for each outstanding share of the Company’s common stock as of August 29, 2018.

The Board of Directors had previously established a Special Committee of the Board comprised of independent directors to consider various strategic alternatives to maximize stockholder value, including a potential sale of the Company. The Board of Directors approved the Rights Agreement upon the recommendation of the Special Committee.

The Rights Agreement is intended to: protect the Company and its stockholders from the actions of third parties that the Special Committee and the Board of Directors determine are not in the best interests of the Company and its stockholders; enable all of the Company’s stockholders to realize the full potential value of their investment in the Company; and reduce the likelihood that any person or group gains control of the Company through open market accumulation or other tactics.

The Board of Directors believes that the Rights Agreement will ensure that the Board of Directors remains in the best position to discharge its fiduciary duties to the Company and its stockholders. In addition, the Rights Agreement provides the Special Committee and the Board of Directors with time to make informed decisions that are in the best long-term interests of the Company and its stockholders. The Rights Agreement is not intended to interfere with any sale, merger, tender or exchange offer or other business combination approved by the Company’s Board of Directors, nor does the Rights Agreement deter the Special Committee and the Board of Directors from considering any offer that is fair and otherwise in the best interest of the Company and its stockholders.

Under the Rights Agreement, the Rights generally would become exercisable only if a person or group (including a group of persons who are acting in concert with each other) acquires beneficial ownership of 5% or more of the Company’s common stock in a transaction not approved by the Board of Directors. In that situation, each holder of a Right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Plan, a number of shares of the Company’s common stock having a market value of twice such price.

In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 5% or more of the Company’s common stock, each holder of the Rights would thereafter have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Agreement, a number of shares of common stock of the acquiring person having a market value of twice such price. The acquiring person or group would not be entitled to exercise these rights.

Stockholders of the Company who beneficially own in excess of 5% of the Company’s common stock as of the date of adoption of the Rights Agreement have been grandfathered under the Rights Agreement but will become an acquiring person upon their acquisition of beneficial ownership of any additional shares of the Company’s common stock, subject to certain exceptions as described in the Rights Agreement. In the Rights Agreement, the definition of “beneficial ownership” includes derivative securities.

The Company may redeem the Rights for $0.01 per Right at any time until the tenth business day following the date on which the Rights become exercisable.

The Rights Agreement expires on August 29, 2021 without any further action being required to be taken by the Board of Directors.

Further details of the Rights Agreement will be contained in a Current Report on Form 8-K that the Company will be filing with the Securities and Exchange Commission, which will be available on the SEC’s web site at www.sec.gov. The Rights Agreement will also be available at no charge on the Investor Relations section of the Company’s corporate website at www.tsrconsulting.com.

In addition, on August 27, 2018, the Board approved an amendment to the Company’s Amended and Restated By-laws to provide that special meetings of the Company’s stockholders may be called by the Company’s President and shall be called by the President or Secretary at the request in writing of a majority of the Board. The Company’s Amended and Restated By-laws had previously provided that special meetings of the Company’s stockholders may be called by the Company’s President and shall be called by the President or Secretary at the request in writing of a majority of the Board, or at the request in writing of stockholders owning a majority of the Company’s issued and outstanding capital stock entitled to vote. The amendment to the Company’s Amended and Restated By-laws was effective upon adoption.

Also on August 27, 2018, Regina Dowd resigned her position as a member of the Company’s Board of Directors, effective immediately.

Forward-Looking Statements

Certain statements in this press release which are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to various risks and uncertainties. Words such as “anticipate,” “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “intend,” “likely” and “should” and similar expressions identify forward-looking statements. Forward-looking statements in this document may include, but are not limited to, the statements regarding the anticipated benefits and expected consequences of the Rights Agreement that the Company has adopted. Such forward-looking statements are based upon the Company’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual events may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the effectiveness of the Rights Agreement in providing the Board of Directors with an increased period of time to evaluate the adequacy of an acquisition offer, investigate alternatives, solicit competitive proposals, or take other steps necessary to maximize value for the benefit of all of the Company’s stockholders. Other potential risk factors include the risk factors discussed under the heading “Risk Factors” under Item 1A of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018 filed with the SEC on August 21, 2018 and as updated from time to time in other filings with the SEC, which are available at www.sec.gov. There may be other factors that may cause actual events to differ materially from the forward-looking statements. All information provided in this release is as of the date hereof and no person undertakes any obligation to update publicly any information for any reason, except as required by law, even as new information becomes available or other events occur in the future. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.